Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 12, 2024
FIRST QUARTER 2024 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “Last month marked the end to the organizational simplification we announced in September. The result is a cleaner, simpler management structure that fully aligns to and facilitates our strategy. It will also help us execute our Transformation, where we’ve made good progress as we retire multiple legacy platforms, streamline end-to-end processes, and strengthen our risk and control environment. This is necessary to both meet the expectations of our regulators and also to serve our clients more effectively.

“With revenue up 8%, Services continues to perform well and generate very attractive returns. Markets bounced back from a tough final quarter in ’23 with good client activity in Equities and Spread Products. The rebound in Banking gained speed where near-record levels of investment grade debt issuance helped increase revenues by 49%. In Wealth, we grew fees and gathered more than an estimated $22 billion of net new assets over the past 12 months. U.S. Personal Banking had double-digit revenue growth for the sixth straight quarter, where we see momentum across both our card business and solid engagement in our digital payment offerings.

“Our balance sheet is strong across the board, an intentional result of our high-quality assets, robust capital and liquidity positions, and rigorous risk management. We returned $1.5 billion in capital to our common shareholders while increasing our CET1 ratio to 13.5%. With the organizational simplification behind us and a good quarter under our belt, we have started this critical year on the right foot,” Ms. Fraser concluded.

RETURNED ~$1.5 BILLION IN THE FORM OF COMMON DIVIDENDS AND REPURCHASES

PAYOUT RATIO OF 49%(3)

BOOK VALUE PER SHARE OF $99.08

TANGIBLE BOOK VALUE PER SHARE OF $86.67(4)

New York, April 12, 2024 – Citigroup Inc. today reported net income for the first quarter 2024 of $3.4 billion, or $1.58 per diluted share, on revenues of $21.1 billion. This compares to net income of $4.6 billion, or $2.19 per diluted share, on revenues of $21.4 billion for the first quarter 2023.

Revenues decreased 2% from the prior-year period, on a reported basis. Excluding divestiture-related impacts of $1 billion, primarily consisting of the gain from the sale of the India consumer business(5) in the prior-year period, revenues were up 3% year over year. This increase in revenues was driven by growth across Banking, U.S. Personal Banking (USPB) and Services, partially offset by declines in Markets and Wealth.

Net income of $3.4 billion decreased from $4.6 billion in the prior-year period, primarily driven by higher expenses, higher cost of credit and the lower revenues.

Earnings per share of $1.58 decreased from $2.19 per diluted share in the prior-year period, reflecting the lower net income.

Percentage comparisons throughout this press release are calculated for the first quarter 2024 versus the first quarter 2023, unless otherwise specified.

First Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Total revenues, net of interest expense	21,104	17,440	21,447	21%	(2)%

Total operating expenses	14,195	15,996	13,289	(11)%	7%

Net credit losses	2,303	1,994	1,302	15%	77%
Net ACL build / (release)(a)	21	397	241	(95)%	(91)%
Other provisions(b)	41	1,156	432	(96)%	(91)%
Total cost of credit	2,365	3,547	1,975	(33)%	20%

Income (loss) from continuing operations before taxes	4,544	(2,103)	6,183	NM	(27)%
Provision (benefit) for income taxes	1,136	(296)	1,531	NM	(26)%
Income (loss) from continuing operations	3,408	(1,807)	4,652	NM	(27)%
Income (loss) from discontinued operations, net of taxes	(1)	(1)	(1)	-	-
Net income attributable to non-controlling interest	36	31	45	16%	(20)%
Citigroup’s net income (loss)	$3,371	$(1,839)	$4,606	NM	(27)%

EOP loans ($B)	675	689	652	(2)%	3%
EOP assets ($B)	2,433	2,412	2,455	1%	(1)%
EOP deposits ($B)	1,307	1,309	1,330	-	(2)%

Book value per share	$99.08	$98.71	$96.59	-	3%
Tangible book value per share(4)	$86.67	$86.19	$84.21	1%	3%
Common equity tier 1 (CET1) capital ratio(2)	13.5%	13.4%	13.4%
Supplementary leverage ratio (SLR)(2)	5.8%	5.8%	6.0%
Return on average common equity (ROE)	6.6%	(4.5)%	9.5%
Return on average tangible common equity (RoTCE)(1)	7.6%	(5.1)%	10.9%	NM	(330) bps

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $21.1 billion in the first quarter 2024 decreased 2%, on a reported basis. Excluding divestiture-related impacts of $1 billion, primarily consisting of the gain from the sale of the India consumer business, revenues were up 3% year over year. This increase in revenues was driven by growth across Banking, USPB and Services, partially offset by declines in Markets and Wealth.

Citigroup operating expenses of $14.2 billion on a reported basis increased 7%, which included repositioning costs of $258 million, an incremental FDIC special assessment(6) of $251 million and restructuring charges(7) of $225 million. Excluding divestiture-related impacts(5) and the incremental FDIC special assessment, expenses were up 5%. This increase in expenses was largely driven by inflation and volume-related expenses, partially offset by productivity savings.

Citigroup cost of credit was approximately $2.4 billion in the first quarter 2024, compared to $2.0 billion in the prior-year period, primarily driven by higher cards net credit losses, partially offset by a lower allowance for credit losses (ACL) build.

Citigroup net income of $3.4 billion in the first quarter 2024, compared to net income of $4.6 billion in the prior-year period, driven by the higher expenses, the higher cost of credit and the lower revenues. Citigroup’s effective tax rate of 25% was unchanged from the first quarter 2023.

Citigroup’s total allowance for credit losses was approximately $21.8 billion at quarter end, compared to $19.8 billion at the end of the prior-year period. Total allowance for credit losses on loans was approximately $18.3 billion at quarter end, compared to $17.2 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.75%, compared to 2.65% at the end of the prior-year period. Total non-accrual loans increased 6% from the prior-year period to $2.8 billion. Corporate non-accrual loans increased 23% to $1.5 billion. Consumer non-accrual loans decreased 8% from the prior-year period to $1.3 billion.

Citigroup’s end-of-period loans were $675 billion at quarter end, up 3% versus the prior-year period, largely reflecting growth in cards in USPB and higher loans in Markets.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, down 2% versus the prior-year period, largely due to a reduction in Services reflecting quantitative tightening.

Citigroup’s book value per share of $99.08 and tangible book value per share of $86.67 at quarter end each increased 3% versus the prior-year period. The increases were largely driven by net income and common share repurchases, partially offset by the payment of common and preferred dividends and adverse movements in the accumulated other comprehensive income (AOCI) component of equity. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.5% versus 13.4% at the end of the prior quarter, driven by net income and lower risk-weighted assets, partially offset by payment of common and preferred dividends, share repurchases and higher deferred tax assets. Citigroup’s Supplementary Leverage ratio (SLR) for the first quarter 2024 was 5.8%, unchanged versus the prior quarter. During the quarter, Citigroup returned a total of $1.5 billion to common shareholders in the form of dividends and share repurchases.

Services ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Net interest income	2,723	2,887	2,612	(6)%	4%
Non - interest revenue	793	557	727	42%	9%
Treasury and Trade Solutions	3,516	3,444	3,339	2%	5%
Net interest income	594	555	514	7%	16%
Non - interest revenue	656	518	541	27%	21%
Securities Services	1,250	1,073	1,055	16%	18%
Total Services revenues	4,766	4,517	4,394	6%	8%
Total operating expenses	2,666	2,596	2,409	3%	11%
Net credit losses	6	(6)	6	NM	-
Net ACL build / (release)(a)	46	105	(65)	(56)%	NM
Other provisions(b)	12	547	45	(98)%	(73)%
Total cost of credit	64	646	(14)	(90)%	NM

Net income (loss)	$1,494	$785	$1,296	90%	15%

Services Key Statistics and Metrics ($B)
Allocated average TCE (c)	25	23	23	8%	8%
RoTCE(c)	24.1%	13.5%	22.9%	1,060 bps	120 bps
Average loans	82	83	79	(1)%	4%
Average deposits	808	803	830	1%	(3)%
Cross border transaction value	91	99	83	(9)%	9%
US dollar clearing volume (#MM)	40	40	38	(1)%	3%
Commercial card spend volume	17	17	16	1%	5%
Assets under custody and/or administration (AUC/AUA) ($T)(d)(e)	24	24	22	2%	11%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and for HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Reflects prior-period revisions for certain AUC North America accounts.

(e) Preliminary.

Services

Services revenues of $4.8 billion were up 8%, largely driven by continued momentum across both Treasury and Trade Solutions and Securities Services. Net interest income increased 6%, driven by higher deposit and trade loan spreads, and non-interest revenue increased 14%, largely driven by continued strength across underlying fee drivers.

Treasury and Trade Solutions revenues of $3.5 billion increased 5%, driven by 4% growth in net interest income and a 9% increase in non-interest revenues. The increase in net interest income was primarily driven by continued benefits from the rate environment. The increase in non-interest revenue was primarily driven by an increase in cross-border volumes of 9%, U.S. Dollar clearing volumes of 3% and an increase in commercial card spend volume of 5%.

Securities Services revenues of $1.3 billion increased 18%, driven by a 16% increase in net interest income on higher deposit spreads and a 21% increase in non-interest revenue, driven by increases in assets under custody and administration of an estimated 11%, benefiting from higher market valuations, as well as new client onboarding.

Services operating expenses of $2.7 billion increased 11%, largely driven by continued investments in technology and product innovation.

Services cost of credit was $64 million, compared to $(14) million in the prior-year period.

Services net income of approximately $1.5 billion increased 15%, largely driven by the higher revenues, partially offset by the higher expenses.

Markets ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Rates and currencies	2,799	1,736	3,551	61%	(21)%
Spread products / other fixed income	1,352	833	1,072	62%	26%
Fixed Income markets	4,151	2,569	4,623	62%	(10)%
Equity markets	1,227	819	1,167	50%	5%
Total Markets revenues	5,378	3,388	5,790	59%	(7)%
Total operating expenses	3,380	3,433	3,162	(2)%	7%
Net credit losses	78	30	4	NM	NM
Net ACL build / (release)(a)	119	53	60	NM	98%
Other provisions(b)	3	126	19	(98)%	(84)%
Total cost of credit	200	209	83	(4)%	NM

Net income (loss)	$1,395	$(155)	$1,848	NM	(25)%

Markets Key Statistics and Metrics ($B)
Allocated average TCE(c)	54	53	53	2%	2%
RoTCE(c)	10.4%	(1.2)%	14.1%	NM	(370)bps
Average trading account assets	408	392	350	4%	17%
Average VaR	154	138	139	11%	11%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

Markets

Markets revenues of $5.4 billion decreased 7%, driven by lower Fixed Income revenues, partially offset by growth in Equity revenues.

Fixed Income revenues of $4.2 billion decreased 10%, largely driven by rates and currencies on lower volatility and a strong prior-year comparison, partially offset by strength in spread products and other fixed income, which was up 26%, driven by an increase in client activity.

Equity revenues of $1.2 billion increased 5%, driven by growth across cash trading and equity derivatives.

Markets operating expenses of $3.4 billion increased 7%, largely driven by the absence of a legal reserve release in the prior-year period.

Markets cost of credit was $200 million, compared to $83 million in the prior-year period, on net credit losses of $78 million and an ACL build for loans and unfunded commitments of $119 million.

Markets net income of $1.4 billion decreased 25%, driven by the higher expenses, the lower revenues and the higher cost of credit.

Banking ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Investment Banking	903	664	667	36%	35%
Corporate Lending(a)	915	421	683	NM	34%
Total Banking revenues(a)	1,818	1,085	1,350	68%	35%
Gain / (loss) on loan hedges(a)	(104)	(131)	(199)	21%	48%
Total Banking revenues including gain/(loss) on loan hedges(a)	1,714	954	1,151	80%	49%

Total operating expenses	1,184	1,165	1,236	2%	(4)%

Net credit losses	66	71	12	(7)%	NM
Net ACL build / (release)(b)	(185)	(226)	(221)	18%	16%
Other provisions(c)	(10)	339	86	NM	NM
Total cost of credit	(129)	184	(123)	NM	(5)%

Net income (loss)	$536	$(324)	$55	NM	NM

Banking Key Statistics and Metrics
Allocated average TCE(d) ($B)	22	21	21	2%	2%
RoTCE(d)	9.9%	(6.0)%	1.0%	NM	890 bps
Average loans ($B)	89	89	95	-	(6)%
Advisory	230	286	276	(20)%	(17)%
Equity underwriting	171	110	109	55%	57%
Debt underwriting	576	310	355	86%	62%
Investment Banking fees	977	706	740	38%	32%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

Banking

Banking revenues of $1.7 billion increased 49%, driven by growth in Investment Banking and Corporate Lending and lower losses on loan hedges.

Investment Banking revenues of $903 million increased 35%, driven by Debt Capital Markets and Equity Capital Markets, as improved market sentiment led to an increase in issuance activity. This increase in revenues was partially offset by lower Advisory revenues, driven by the impact of lower merger activity announced in the second half of 2023.

Corporate Lending revenues of $915 million, excluding mark-to-market on loan hedges,(8) increased 34% versus the prior-year, largely driven by higher revenue share.(9)

Banking operating expenses of $1.2 billion decreased 4%, primarily driven by benefits from repositioning actions and other actions to lower the expense base, partially offset by business-led investments.

Banking cost of credit was a benefit of $129 million, compared to a benefit of $123 million in the prior-year period.

Banking net income of $536 million was driven by the higher revenues and the lower expenses.

Wealth ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Private Bank	571	542	568	5%	1%
Wealth at Work	181	211	193	(14)%	(6)%
Citigold	943	918	1,005	3%	(6)%
Total revenues, net of interest expense	1,695	1,671	1,766	1%	(4)%

Total operating expenses	1,668	1,647	1,626	1%	3%

Net credit losses	29	31	20	(6)%	45%
Net ACL build / (release)(a)	(198)	(26)	(75)	NM	NM
Other provisions(b)	(1)	(1)	(3)	-	67%
Total cost of credit	(170)	4	(58)	NM	NM

Net income (loss)	$150	$5	$159	NM	(6)%

Wealth Key Statistics and Metrics ($B)
Allocated average TCE(c)	13	13	13	(1)%	(1)%
RoTCE(c)	4.6%	0.1%	4.8%	450 bps	(20) bps
Loans	149	152	150	(2)%	(1)%
Deposits	323	323	322	-	-
Estimated client investment assets(d)	515	498	459	3%	12%
EOP client balances	987	973	931	1%	6%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Includes assets under management, and trust and custody assets. Client Investment Assets are estimated as of 1Q24.

Wealth

Wealth revenues of $1.7 billion decreased 4%, driven by a 13% decrease in net interest income on lower deposit spreads and higher mortgage funding costs, partially offset by an 11% increase in non-interest revenue, reflecting higher investment fee revenues.

Private Bank revenues of $571 million increased 1%, primarily driven by improved deposit spreads and investment fee revenues, partially offset by higher mortgage funding costs.

Wealth at Work revenues of $181 million decreased 6%, driven by deposit spread compression and higher mortgage funding costs, partially offset by improved investment fee revenues.

Citigold revenues of $943 million decreased 6%, driven by deposit spread compression, partially offset by growth in investment fee revenues and higher deposit volumes.

Wealth operating expenses of $1.7 billion increased 3%, driven by technology investments focused on risk and controls, as well as platform enhancements, partially offset by benefits from repositioning and restructuring actions.

Wealth cost of credit was a benefit of $170 million, compared to a benefit of $58 million in the prior-year period, as net credit losses of $29 million were more than offset by an ACL release for loans and unfunded commitments of $198 million.

Wealth net income of $150 million decreased 6%, primarily driven by the lower revenues and the higher expenses, partially offset by lower cost of credit.

USPB ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Branded Cards	2,640	2,620	2,472	1%	7%
Retail Services	1,900	1,636	1,610	16%	18%
Retail Banking	638	684	629	(7)%	1%
Total revenues, net of interest expense	5,178	4,940	4,711	5%	10%

Total operating expenses	2,519	2,594	2,529	(3)%	-

Net credit losses	1,864	1,599	1,074	17%	74%
Net ACL build / (release)(a)	337	472	576	(29)%	(41)%
Other provisions(b)	3	3	(1)	-	NM
Total cost of credit	2,204	2,074	1,649	6%	34%

Net income (loss)	$347	$201	$402	73%	(14)%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	25	22	22	15%	15%
RoTCE(c)	5.5%	3.6%	7.4%	190 bps	(190) bps
Average loans	204	202	184	1%	11%
Average deposits	100	105	111	(5)%	(10)%
US cards average loans	159	158	146	1%	9%
US credit card spend volume(d)	141	156	137	(9)%	3%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on policholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Credit card spend volume was previously referred to as card purchase sales.

US Personal Banking (USPB)

USPB revenues of $5.2 billion increased 10%, driven by higher net interest income due to loan growth in cards and lower partner payments.

Branded Cards revenues of $2.6 billion increased 7%, driven by interest-earning balance growth of 10%, as payment rates continued to moderate, and spend volume growth of 4%.

Retail Services revenues of $1.9 billion increased 18%, primarily driven by the lower partner payments due to higher net credit losses, as well as interest-earning balance growth of 9%.

Retail Banking revenues of $638 million increased 1%, driven by higher deposit spreads, loan growth and improved mortgage margins.

USPB operating expenses of $2.5 billion were largely unchanged, due to lower compensation costs, including repositioning impacts, offset by higher volume-related expenses.

USPB cost of credit was $2.2 billion, compared to $1.6 billion in the prior-year period. The increase was driven by higher net credit losses reflecting continued maturation of the cards portfolio, partially offset by a lower ACL build.

USPB net income of $347 million decreased 14%, primarily driven by the higher cost of credit, partially offset by the higher revenues.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	1Q’24	4Q’23	1Q’23	QoQ%	YoY%
Legacy Franchises (Managed Basis)	1,814	1,708	1,805	6%	-
Corporate / Other	571	324	812	76%	(30)%
Total revenues	2,385	2,032	2,617	17%	(9)%

Total operating expenses	2,668	4,455	2,254	(40)%	18%

Net credit losses	249	236	198	6%	26%
Net ACL build / (release)(c)	(98)	82	(38)	NM	NM
Other provisions(d)	34	142	286	(76)%	(88)%
Total cost of credit	185	460	446	(60)%	(59)%

Net income (loss)	$(457)	$(2,240)	$198	80%	NM
All Other Key Statistics and Metrics ($B)
Allocated average TCE(e)	26	32	28	(21)%	(10)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking, small business and middle-market banking within Legacy Franchises. For additional information, please refer to Footnote 10.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE.

All Other (Managed Basis)(10)

All Other (Managed Basis) revenues of $2.4 billion decreased 9%, driven by the closed exits and wind-downs, as well as higher funding costs, partially offset by higher revenues in Mexico.

Legacy Franchises (Managed Basis)(10) revenues of $1.8 billion were largely unchanged, primarily driven by higher volumes in Mexico and Mexican Peso appreciation, partially offset by the closed exits and wind-downs.

Corporate / Other revenues decreased to $571 million from $812 million in the prior-year period, largely driven by the higher funding costs.

All Other (Managed Basis) expenses of $2.7 billion increased 18%, driven by the incremental FDIC special assessment and the restructuring charges, partially offset by lower expenses from the closed exits and wind-downs.

All Other (Managed Basis) cost of credit of $185 million decreased 59%, largely driven by the absence of a reserve build in the prior year period, partially offset by higher net credit losses in Mexico Consumer.

All Other (Managed Basis) net loss of $457 million was driven by the higher expenses and the lower revenues, partially offset by the lower cost of credit.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/Citi1Q24.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2024 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors.  These factors include, among others: (i) Citi’s ability to achieve its objectives, including expense savings and revenue targets, from its transformation, simplification and other strategic and other initiatives; (ii) the impacts from central bank interest rate policies, whether due to continued elevated interest rates, or potential reductions in interest rates and a resulting decline in net interest income; (iii) revisions to the U.S. Basel III rules, including the recently issued notice of proposed rulemaking, known as the Basel III Endgame, and other proposed changes in regulatory capital rules; (iv) continued elevated levels of, or any resurgence in, inflation and its impacts; (v) the various uncertainties and impacts related to or resulting from Russia’s war in Ukraine and the conflict in the Middle East; and (vi) the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2023 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($in millions)	1Q24	4Q23	1Q23
Net Income (Loss)	$3,371	$(1,839)	$4,606
Less: Preferred Dividends	279	300	277
Net Income (Loss) to Common Shareholders	$3,092	$(2,139)	$4,329

Average Common Equity	$188,001	$189,440	$184,107
Less: Average Goodwill and Intangibles	(23,335)	(24,268)	(23,057)
Average Tangible Common Equity (TCE)	$164,666	$165,172	$161,050

ROE	6.6%	(4.5)%	9.5%

RoTCE	7.6%	(5.1)%	10.9%

Appendix B

Citigroup ($ in millions)	1Q’24	1Q’23	% Δ YoY
Total Citigroup Revenue - As Reported	$21,104	$21,447	(2)%
Less:
Total Divestiture-related Impact on Revenue	(12)	1,018
Total Citigroup Revenue, Excluding Total Divestiture-related Impact	$21,116	$20,429	3%

Total Citigroup Operating Expenses - As Reported	$14,195	$13,289	7%
Less:
Incremental FDIC Special Assessment Impact on Operating Expenses	251	-
Total Divestiture-related Impact on Operating Expenses	110	73
Total Citigroup Operating Expenses, Excluding Total Divestiture-related Impact and Incremental FDIC Special Assessment	$13,834	$13,216	5%

Appendix C (a)

All Other ($ in millions)	1Q’24	4Q’23	1Q’23	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$2,385	$2,032	$2,617	17%	(9)%
Add:
All Other Divestiture-related Impact on Revenue(b)	$(12)	$(62)	$1,018
All Other Revenues (U.S. GAAP)	$2,373	$1,970	$3,635	20%	(35)%

All Other Operating Expenses, Managed Basis	$2, 668	$4,455	$2,254	(40)%	18%
Add:
All Other Divestiture-related Impact on Operating Expenses(c)(d)	$110	$106	$73
All Other Operating Expenses (U.S. GAAP)	$2,778	$4,561	$2,327	(39)%	19%

All Other Cost of Credit, Managed Basis	$185	$460	$446	(60)%	(59)%
Add:
All Other Net credit losses	11	33	(12)
All Other Net ACL build / (release)(e)	—	(63)	4
All Other Other provisions(f)	—	—	—
All Other Citigroup Cost of Credit (U.S. GAAP)	$196	$430	$438	(54)%	(55)%

All Other Citigroup Net Income (Loss), Managed Basis	$(457)	$(2,240)	$198	80%	NM
Add:
All Other Divestiture-related Impact on Revenue(b)	(12)	(62)	1,018
All Other Divestiture-related Impact on Operating Expenses(c)(d)	(110)	(106)	(73)
All Other Divestiture-related Impact on Cost of Credit	(11)	30	8
All Other Divestiture-related Impact on Taxes(b)	39	27	(305)
All Other Net Income (Loss) (U.S. GAAP)	$(551)	$(2,351)	$846	77%	NM

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 1Q23 includes an approximate $1.059 billion gain on sale recorded in revenue (approximately $727 million after various taxes) related to Citi’s sale of the India consumer banking business. For additional information, see Citi’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023.

(c) 4Q23 includes approximately $106 million in operating expenses (approximately $75 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi’s Annual Report on Form 10-K for the year ended December 31, 2023.

(d) 1Q24 includes approximately $110 million in operating expenses (approximately $77 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($in millions)	1Q’24(1)	4Q’23	1Q’23

Citigroup Common Stockholders’ Equity(2)	$189,059	$187,937	$188,186
Add: Qualifying noncontrolling interests	159	153	207
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	757	1,514	1,514
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(914)	(1,406)	(2,161)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(1,031)	(410)	1,037
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	18,647	18,778	18,844
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,258	3,349	3,607
Defined benefit pension plan net assets; other	1,386	1,317	1,999
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(5)	11,936	12,075	11,783
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)(6)	3,551	2,306	1,045

Common Equity Tier 1 Capital (CET1)	$153,142	$153,595	$153,753

Risk-Weighted Assets (RWA)(3)	$1,137,050	$1,148,608	$1,144,359

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(3)	13.5%	13.4%	13.4%

Note:	Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(1)Preliminary.

(2)Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)Please refer to Footnote 2 at the end of this press release for additional information.

(4)Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(5)Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from timing differences (future deductions) that are deducted from CET1 capital exceeding the 10% limitation.

(6)Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($in millions)	1Q’24(1)	4Q’23	1Q’23

Common Equity Tier 1 Capital (CET1)(2)	$153,142	$153,595	$153,753

Additional Tier 1 Capital (AT1)(3)	18,923	18,909	21,496

Total Tier 1 Capital (T1C) (CET1 + AT1)	$172,065	$172,504	$175,249

Total Leverage Exposure (TLE)(2)	$2,949,960	$2,964,954	$2,939,744

Supplementary Leverage Ratio (T1C / TLE)	5.8%	5.8%	6.0%
(1)	Preliminary.
(2)	Please refer to Footnote 2 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	1Q’24(1)	4Q’23	1Q’23

Common Stockholders’ Equity	$188,985	$187,853	$188,050
Less:
Goodwill	20,042	20,098	19,882
Intangible Assets (other than MSRs)	3,636	3,730	3,974
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	-	246
Tangible Common Equity (TCE)	$165,307	$164,025	$163,948

Common Shares Outstanding (CSO)	1,907.4	1,903.1	1,946.8

Tangible Book Value Per Share	$86.67	$86.19	$84.21
(1)	Preliminary.

Appendix G

Banking ($ in millions)	1Q’24	4Q’23	1Q’23	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$811	$290	$484	NM	68%
Less:
Gain/(loss) on loan hedges(a)	$(104)	$(131)	$(199)	21%	48%
Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$915	$421	$683	NM	34%

(a)Please refer to Footnote 8 at the end of this press release for additional information.

Appendix H

($ in billions)	1Q’24	4Q’23	1Q’23

Average Tangible Common Equity (TCE)
Services	$24.9	$23.0	$23.0
Markets	54.0	53.1	53.1
Banking	21.8	21.4	21.4
USPB	25 .2	21.9	21.9
Wealth	13.2	13.4	13.4
All Other	25.6	32.4	28.3
Total Citigroup Average TCE	$164.7	$165.2	$161.1
Plus:
Average Goodwill	19.6	20.4	18.7
Average Intangible Assets (other than MSRs)	3.7	3.8	3.9
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	-	0.4
Total Citigroup Average Common Stockholders’ Equity	$188.0	$189.4	$184.1

(1) Ratios as of March 31, 2024 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix F for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

(2) Ratios as of March 31, 2024 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of March 31, 2024 would be 13.4% and 5.8%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2023 Annual Report on Form 10-K. Certain prior period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix F for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) First quarter 2023 includes an approximate $1.059 billion gain on sale recorded in revenue (approximately $727 million after various taxes) related to Citi’s sale of the India consumer banking business.

First quarter 2024 includes approximately $110 million in operating expenses (approximately $77 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

Results of operations excluding divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendix B.

(6) Citi recorded a $251 million incremental pre-tax charge to operating expenses in the first quarter 2024 related to Citi’s receipt of a notification that the FDIC had increased its estimated loss attributable to the protection of uninsured depositors at Silicon Valley Bank and Signature Bank. Results of operations excluding the impact of this charge are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix B.

(7) Citi recorded $225 million in restructuring charges in the first quarter 2024, largely driven by severance and other related charges, related to Citi’s organizational and management simplification initiatives.

(8) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the first quarter 2024, gain / (loss) on loan hedges included $(104) million related to Corporate Lending, compared to $(199) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix G.

(9) Certain revenues earned by Citi are subject to a revenue sharing agreement to Banking – Corporate Lending from Investment Banking and certain Markets and Services products sold to clients.

(10) All Other (Managed Basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (Managed Basis) and Legacy Franchises (Managed Basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, please refer to Appendix C.